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EX-99.1 Press Release Issued March 28, 2000
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Environmental Elements Corporation restructures to
enhance services and technology focus

     Baltimore, MD, March 28, 2000 -- John L. Sams, the new president of Environmental Elements Corporation (AMEX:EEC) said today the Company has begun efforts to rapidly accelerate its plan to shift the focus of its operations to a leaner services and technology-driven business model. As a result, the Company will record a one-time charge of $950,000 for severance and early retirement costs and a $500,000 charge for contract claims. The charges will apply to the fourth quarter of its fiscal year ending March 31, 2000, offsetting modest profitability the Company had expected, and will likely result in a loss of approximately $1.4 million for the quarter.

     "Our markets are changing as our customers move toward alliances and service-driven relationships that allow them to focus on what they do best," said Mr. Sams. "EEC will continue to emphasize its solutions-oriented approach in the air pollution control marketplace. We intend to quickly move the Company toward a smoother operating cycle through increased contributions from the aftermarket services segment of our business, and by continuing as an innovator of proprietary technology. As the Company now moves to shift its emphasis away from certain areas of our business that have not met our profitability targets and are subject to cyclical swings that are difficult to predict, we will eliminate approximately 30 staff positions and expect to achieve significant annual cost savings on the order of $2 million to $3 million per year ($0.28 to $0.42 per share)." Concurrent with the organizational changes, EEC's chief operating officer, S.M.Dunseith, will be leaving the Company.

     "The Company has recently made excellent progress in developing very promising proprietary technologies and several new ventures which directly address significant needs of our customers. Notable examples are the recently announced Ammonia-on-Demand (AOD/TM/) process for reduction of nitrogen oxide
(NOx) emissions and our ramp-up of EEC's new regional maintenance centers located throughout North America," said Mr. Sams.

     Mr. Sams, who was appointed as president to lead EEC in late February, has served since mid-1999 as senior vice president responsible for Business Development. Prior to joining EEC he led restructuring initiatives at two corporations where he worked previously. Most recently, he was the president and CEO of Alfa Laval Celleco, a global provider of process equipment to the pulp and paper industry.

     Environmental Elements Corporation, a leading air pollution control systems provider for over 50 years, designs and supplies systems and services that enable a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries worldwide to operate their facilities in compliance with particulate and gaseous emissions standards. The Company also supplies a complete range of replacement parts and maintenance and other services for its own systems and for systems originally supplied by others.



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     Certain of the statements included in this press release are forward-
looking statements. These statements involve risks and uncertainties that could cause the actual results to differ from those expressed or implied by such statements. These factors include loss of new orders, increased competition, changes in environmental regulations, and other factors. Information on factors that could affect the Company's financial results is set forth in the Company's filings with the Securities and Exchange Commission including the report on Form 10-K for the Company's fiscal years ended March 31, 1999 and 2000, and intermediate reports on Forms 10-Q.




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